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[OrCAD LOGO]


FOR IMMEDIATE RELEASE

For more information, contact:

MEDIA CONTACT:                                 INVESTOR CONTACT:
Laurie Stanley                                 Bill Porter
Cadence Design Systems, Inc.                   Cadence Design Systems, Inc.
(408) 428-5019                                 (408) 428-5171
las@cadence.com                                bporter@cadence.com

OrCAD MEDIA AND INVESTOR CONTACT:
Jean Armstrong
Armstrong Kendall, Inc.
(503) 672-4680
jean@armstrongkendall.com

                                 CADENCE TO ACQUIRE ORCAD
                 WORLDWIDE EDA LEADER AND SHRINK-WRAP PCB MARKET LEADER BUILD
                EDA POWERHOUSE TO ADDRESS REQUIREMENTS OF ENTIRE PCB INDUSTRY

     SAN JOSE, Calif. -- June 15, 1999 -- Cadence Design Systems, Inc. (NYSE:CDN), the world's leading provider of electronic design software and services, and OrCAD, Inc. (Nasdaq:OCAD) today announced a definitive agreement under which Cadence will acquire OrCAD in a cash tender offer at $13 per share for a total purchase price of $121 million. Cadence's strength in high-end printed circuit board (PCB) design automation and OrCAD's leadership in the shrink-wrap PCB segment will provide a platform for delivering complete PCB flows to the rapidly growing mainstream segment.

     Cadence and OrCAD are premier suppliers of computer-aided engineering and computer-aided design tools for PCB electronic design automation (EDA). Cadence estimates the PCB software and services industry to be at least $700 million in 1999. The OrCAD acquisition by Cadence gives the combined company the EDA industry's largest customer base for PCB design software and services -- spanning the high-end, mainstream, and

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CADENCE TO ACQUIRE ORCAD                                                 Page 2

shrink-wrap segments. OrCAD's recently announced Internet strategy will provide significant benefits to Cadence customers as it is integrated into the Cadence PCB product line.

     "The acquisition of OrCAD solidifies Cadence's position in the PCB market and provides immediate growth opportunities for our existing software and services businesses. By leveraging OrCAD's highly successful telesales channel, we can bring our Windows NT-based offering of high-speed PCB design and logic simulation products and services to OrCAD's 160,000 users, many of which are moving up into the mainstream market," said Ray Bingham, president and chief executive officer at Cadence.

     Bingham added, "We think highly of OrCAD's accomplishments and are confident that OrCAD's outstanding management team will add tremendous organizational strength as we combine forces to meet the evolving needs of PCB designers."

     The entire OrCAD organization will be combined with the Cadence PCB team into a single, focused PCB business group. The PCB group will have a dedicated sales channel, research and development, services, marketing, and customer support functions. OrCAD's chief executive officer, Mike Bosworth, will lead the new PCB group and report directly to Shane Robison, president of the Cadence Design Productivity Group. The Design Productivity Group is responsible for Cadence's EDA products and services. Dave DeMaria will run marketing for the new PCB business group reporting to Bosworth. DeMaria led Cadence's PCB business to market leadership and oversaw the successful integration of Cooper & Chyan Technology, Inc. into the Cadence PCB portfolio.

CONVERGING ON MARKET OPPORTUNITIES

     According to Bosworth, the acquisition by Cadence directly targets the converging requirements of today's three distinct PCB segments: high end, shrink-wrap, and mainstream. Dataquest refers to mainstream as the "ready-to-use" segment and estimates it to be growing at a five-year compound annual rate of approximately 36 percent.

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CADENCE TO ACQUIRE ORCAD                                               Page 3

     OrCAD customers will benefit from Cadence's high-speed interconnect design, high-performance PCB layout, and Verilog/VHDL simulation technologies. Cadence customers will benefit from OrCAD's innovative Internet-based component information solution and access to the OrCAD PSpice analog design tool.

     Commenting further, Bosworth stated: "OrCAD has built a profitable, growing business that services designers in many different industries. It is this success in the marketplace that attracted Cadence to consider our complementary products, market strengths, and channel strategies. Together, we can provide customers in all segments with access to a complete high-speed, signal integrity-based PCB flow and improved productivity at the enterprise level."

PCB MARKET STRATEGY

     The two companies will rapidly combine their existing products into enhanced PCB flows for the high-end, mainstream and shrink-wrap segments. They will also integrate their technologies over time to develop new, improved products that meet the future needs of their combined customer base.

     Specifically, Cadence will integrate OrCAD's PCB and field programmable gate array (FPGA) design tools -- which includes OrCAD Capture/CIS, OrCAD PSpice, OrCAD Express, and OrCAD Layout -- with the Cadence Intrica-TRADEMARK- family of PCB tools. The Intrica family includes such familiar Cadence names as the Concept-REGISTERED TRADEMARK- HDL, Allegro-REGISTERED TRADEMARK-, SPECCTRA-REGISTERED TRADEMARK-, and SPECCTRAQuest-TRADEMARK- products. The Cadence Intrica PCB flow with the addition of the OrCAD PSpice tool will be marketed to high-end PCB users. The OrCAD PCB/FPGA product family will be marketed to the shrink-wrap segment.

     The combined company will address the rapidly growing mainstream, ready-to-use PCB segment, as well as the emerging EDA enterprise market, by combining OrCAD's front-end design tools with the Cadence Affirma-TRADEMARK-family of Verilog and VHDL logic simulation products and the Intrica high-speed PCB tools.

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CADENCE TO ACQUIRE ORCAD                                               Page 4

     The combined offerings will support customers with complete tool suites on the Windows, Windows NT and UNIX-based operating platforms. These will be sold through a combination of Cadence's direct sales and services team focused on large, global accounts; value-added resellers; and OrCAD's well-established telesales and telebusiness channels for the broader customer base.

TERMS OF THE AGREEMENT

     Cadence said the acquisition would be accounted for under the purchase method of accounting. The transaction is structured as a cash tender offer for all OrCAD shares at $13 per share, for a total purchase price of $121 million. Following completion of the tender offer, any shares not tendered will be acquired, at the same price per share, through a merger. The tender offer will commence within five business days, and tendered shares will be purchased at the end of 20 business days thereafter, assuming all conditions to the offer have been met.

     The acquisition has been approved by the boards of directors of both companies and is subject to certain conditions, including compliance with applicable regulatory requirements and approval by OrCAD's shareholders. Holders of approximately 20 percent of OrCAD's common stock have agreed to tender all of their shares in the offer.

ABOUT CADENCE

     Cadence Design Systems, Inc. is the largest supplier of software products, methodology services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With more than 4,000 employees and 1998 annual sales of $1.2 billion, Cadence is headquartered in San Jose, Calif. and has sales offices, design centers, and research facilities located around the world. More information about the company, its products and services may be obtained from the World Wide Web at http://www.cadence.com.

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CADENCE TO ACQUIRE ORCAD                                                Page 5

ABOUT ORCAD

     Founded in 1985, OrCAD is the leading supplier of Windows EDA software and services to electronics companies worldwide. The company's solutions increase productivity in the management of component data, and in the design of field programmable gate arrays (FPGAs), complex programmable logic devices (CPLDs), analog and mixed analog-digital circuits, and printed circuit boards
(PCBs). OrCAD is also leveraging the Internet to provide a connected online electronics design community. The company serves many segments of the worldwide electronics industry, including aerospace, telecom, industrial control, military, medical equipment, semiconductor, computer, and consumer products.

     OrCAD is headquartered in Beaverton, Oregon, with offices in Irvine, California; Yokohama, Japan; and Basingstoke, England. In other countries worldwide, a network of EDA resellers represents OrCAD. For more information, see www.orcad.com.

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THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT
EXPECTATIONS OR BELIEFS, AS WELL AS A NUMBER OF ASSUMPTIONS ABOUT FUTURE EVENTS THAT ARE SUBJECT TO FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE READER IS CAUTIONED NOT TO PUT UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE NOT A GUARANTEE OF FUTURE PERFORMANCE AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE THE CONTROL OF CADENCE AND ORCAD. THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE ADDRESS A VARIETY OF SUBJECTS INCLUDING, FOR EXAMPLE, THE EXPECTED DATE OF CLOSING OF THE ACQUISITION AND THE POTENTIAL BENEFITS OF THE ACQUISITION. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THESE FORWARD-LOOKING
STATEMENTS: THE RISK THAT ORCAD'S BUSINESS WILL NOT BE SUCCESSFULLY INTEGRATED WITH CADENCE'S BUSINESS; COSTS ASSOCIATED WITH THE ACQUISITION; THE INABILITY TO OBTAIN THE APPROVAL OF ORCAD'S SHAREHOLDERS; MATTERS ARISING IN CONNECTION WITH THE PARTIES' EFFORTS TO COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS RELATING TO THE TRANSACTION; AND INCREASED COMPETITION AND TECHNOLOGICAL CHANGES IN THE INDUSTRY IN WHICH CADENCE AND ORCAD COMPETE. FOR A DETAILED DISCUSSION OF THESE AND OTHER CAUTIONARY STATEMENTS, PLEASE REFER TO CADENCE'S AND ORCAD'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THEIR RESPECTIVE ANNUAL REPORTS ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q. FOR CADENCE, REFER TO THE ANNUAL REPORT FOR THE YEAR ENDED JANUARY 2, 1999 AND THE MOST RECENT QUARTERLY REPORT FOR THE QUARTER ENDED APRIL 3, 1999. FOR ORCAD, REFER TO THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE MOST RECENT QUARTERLY REPORT FOR THE QUARTER ENDED MARCH 31, 1999. CADENCE, THE CADENCE LOGO, ALLEGRO, CONCEPT, VERILOG, AND SPECCTRA ARE REGISTERED TRADEMARKS, AND INTRICA, SPECCTRAQUEST, AND AFFIRMA ARE TRADEMARKS OF CADENCE DESIGN SYSTEMS, INC. ORCAD IS A REGISTERED TRADEMARK OF ORCAD, INC. ALL OTHER BRANDS OR PRODUCT NAMES ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.